Exhibit 10.1

ASSERTIO THERAPEUTICS, INC.
AMENDED AND RESTATED ANNUAL BONUS PLAN
(as adopted by the Board of Directors on February 12, 2019)

Assertio Therapeutics, Inc. (“Assertio” or the “Company) has established an Annual Bonus Plan (the “Bonus Plan”) that is designed to align employee performance with annual corporate goals and to reward the achievement of corporate and personal goals during the plan year, which shall coincide with the applicable calendar year.

The Bonus Plan is administered at the absolute discretion of the Company, including its management and Board of Directors, which may, at its discretion, choose not to fund the Bonus Plan or to fund it at any level it chooses; provided, however, that in connection with the occurrence of a Change in Control (as defined in the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as amended from time to time), the Board of Directors shall provide for the funding of the Bonus Plan as described below.

Background

Assertio has a history of rewarding its high-performing employees for their efforts and accomplishments. We have formalized the structure of employees’ activities to be consistent with Assertio’s corporate goals and have defined a specific process for calculating bonuses consistent with the Company’s performance and the employees’ performance and individual contributions.  The Company maintains absolute discretion in administering and deciding whether to fund the Bonus Plan so that it remains flexible in meeting the changing needs of the organization (except in the context of a Change in Control, as described below).

All levels of Assertio employees establish personal goals consistent with Assertio’s corporate goals and their department goals. By following defined goals, employees will align their activity with the corporate goals and major department deliverables. Progress toward achievement of personal goals is to be reviewed together by employees and their supervisors, with oversight from department heads, on an ongoing basis throughout the calendar year. The review period for accomplishing personal goals ends on December 31.

Eligibility

All regular Assertio employees who are not field-based sales personnel and work at least 25 hours per week will be eligible to participate in the Bonus Plan. Bonuses for employees regularly scheduled to work less than 40 hours weekly will be prorated based on the number of hours they are regularly scheduled to work. New employees who join the company by the last business day in September of a calendar year will be eligible to participate in the current year’s plan on a prorated basis based on the number of full calendar days worked. If an employee’s Bonus Target (as defined below) changes during the plan year due to a promotion or otherwise, the final Bonus Target level will be calculated based on the days the employee worked at each Bonus Target and the base compensation received while at each level.  Employees who are on approved leave of absence of more than 6 weeks (or such other period determined by the Company in its discretion) in any calendar year may have their annual bonus award prorated in accordance with applicable law to reflect the time they were on leave.

Field-based sales personnel participate in separate incentive compensation plans and are not subject to this Bonus Plan. Assertio shall have sole discretion to make any eligibility determinations.

Bonus Target

A “Bonus Target” has been identified for different levels of personnel and is based on a percentage of annual base pay, including overtime compensation paid to non-exempt employees during the plan year. The Company seeks to set Bonus Targets based on external compensation benchmarks for similar positions within our industry and on internal equity considerations.  The Compensation Committee of the Board of Directors sets the Bonus Targets for the CEO and all other executive officers who report directly to the CEO and are at the Senior Vice President level or above. Except as may be otherwise specified by the Compensation Committee from time to time, management sets Bonus Targets for all other positions and reviews the various Bonus Target levels periodically with the

Compensation Committee. The Bonus Target is comprised of two elements: (i) the employee’s achievement of personal goals; and (ii) Assertio’s achievement of corporate goals.

 Corporate Goals Bonus Calculation

The portion of the Bonus Target attributed to the corporate goals will be subject to a “Corporate Goals Bonus Calculation,” which will reflect the Company’s overall success and fiscal and other considerations the Board of Directors deems relevant. In a year where all the corporate goals are fully met and the Company’s finances are on target, the Corporate Goals Bonus Calculation would usually be 100%. Conversely, in a year where the corporate goals are not fully met, finances are not on target or as other considerations warrant, Corporate Goals Bonus Calculation multiplier of 75%, 50% or 0%, for example, might be applied to the Bonus Target. If the Company has exceeded corporate goals and finances are above target, the Corporate Goals Bonus Calculation may be more than 100%. After the end of each calendar year, the Company’s performance will be evaluated by the CEO, CFO, and Senior Vice President of Human Resources and Administration, who will recommend a Corporate Goals Bonus Calculation to the Compensation Committee of the Board of Directors. The Compensation Committee then makes a recommendation to the full Board of Directors, which has final authority and discretion on determining the Corporate Multiplier.

Exhibit A reflects the current Bonus Targets for various positions within the Company. Management will update Exhibit A from time to time as appropriate.

Personal Goals

For all levels of Assertio employees, personal goals consistent with Assertio’s corporate goals and applicable department goals are established by management in consultation with employees. Employees may have up to six personal goals. Each personal goal will be assigned a weight reflecting the significance and impact of the goal and the contribution towards corporate and department goals. The minimum weight assigned to each goal is 5%, and the combined weight of the goals must equal 100%. Personal goals will be approved by the next level manager. Any exceptions to the personal goals minimum described above must be approved by an employee’s supervisor, department head and the Senior Vice President of Human Resources and Administration.

Personal Goals Bonus Calculation

The portion of the Bonus Target attributed to the personal goals will be subject to a “Personal Goals Bonus Calculation,” which will reflect each employee’s personal success as assessed by management. At the end of each calendar year employees’ goals and achievements will be assessed by management. Based on management’s assessment of the level of achievement, employees may receive credit at 0%, 50%, 75% or up to 100% for achieving any single personal goal. For avoidance of doubt, the maximum credit an employee may receive for achievement of personal goals is 100%. Management determines the final award for the achievement of personal goals.

Performance Assessment and Payment of Bonuses

Following the plan year, personal goals and corporate goals will be assessed and performance reviews will be prepared and delivered to employees. Employees receiving an overall performance rating of “Partially Meets” will receive no more than 50% of their target bonus payout. Employees who receive an overall performance rating of “Fails to Meet” will not be eligible to receive any bonus payout. Bonuses will be calculated and payment of bonuses will be made to eligible employees no later than March 15 (unless otherwise determined by the Company).

The CEO’s direct reports will recommend the bonus award for achievement of personal goals for employees in their departments subject to approval or modification by the CEO. Management maintains absolute discretion in determining the scope and impact of accomplishments as well as the final bonus payout for all employees.  Employees’ final bonus payouts generally are based on the Corporate Goals Bonus Calculation and aggregate personal goal calculation but may be modified as deemed appropriate by management or the Compensation Committee, as applicable.

Employees must be employed by Assertio on the day payment is made to earn and be eligible for a bonus payment, since the payments are intended to incent successful employees to remain with Assertio.  For avoidance of doubt, in the event of a Change in Control that occurs following the end of the plan year, an eligible employee shall only be required to remain employed by Assertio on the closing date of the Change in Control in the event that payment cannot be made on or before such closing date.

Employees who have received formal disciplinary action during or after a plan year may have their bonus payout reduced or eliminated for that plan year, at the sole discretion of management.

Change in Control

In the event of a Change in Control (which shall have the meaning given such term in the Amended and Restated Assertio, Inc. 2014 Omnibus Incentive Plan) that occurs prior to the end of a plan year, each eligible employee who is employed by Assertio on the closing date of the Change in Control will receive a pro-rated bonus payout on such closing date based on (1) such employee’s Bonus Target and individual weighting of corporate and personal goals as well as (2) the number of days in the plan year that have elapsed, through and including the closing date. The amount of the payout shall be based on the following principles, which shall control in the event that there is any inconsistency with any other provision of the Bonus Plan: (1) the Personal Goals Bonus Calculation shall be deemed to be achieved at 100% and (2) the Corporate Goals Bonus Calculation shall be deemed to be achieved at100% of target. For avoidance of doubt, in the event that a Change in Control occurs following the completion of the plan year, each eligible employee who is employed by Assertio on the closing date of the Change in Control will receive the full bonus for such completed plan year based on actual performance for both the Personal Goals Bonus Calculation and the Corporate Goals Bonus Calculation as determined in accordance with the Bonus Plan.

Assertio retains the right to alter or eliminate the Bonus Plan and to alter its terms and conditions at any time and for any reason, before, during or after the plan year; provided, however, that Assertio may not alter or eliminate the Bonus Plan in connection with a Change in Control in the event that such alteration or termination would adversely affect a participant’s rights hereunder without such participant’s written consent. All decisions made by the Company, including management and the Board of Directors, will be in their absolute discretion, and are final and not subject to dispute of appeal.

No participant shall have any vested right to receive any payment until actual delivery of any such payment.  This Bonus Plan does not constitute a contract or other agreement concerning employment with Assertio. Employment at Assertio is and remains “at will” and may be terminated at any time by Assertio or by the employee, either with or without cause.

All payments made under this Bonus Plan shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company, whether before or after the date of any payment made under this Bonus Plan.

Exhibit A to Assertio Therapeutics, Inc. Bonus Plan
Bonus Targets
(Effective as of February 12, 2019)

Title/Level	Bonus Target	Weighting of Corporate Goals	Weighting of Personal Goals
President and Chief Executive Officer	100%	70%	30%
Chief Financial Officer	50%	70%	30%
General Counsel	50%	70%	30%
Chief Medical Officer	50%	70%	30%
Chief Commercial Officer	50%	70%	30%
Sr Vice Presidents (SVP)	40%	70%	30%
Vice Presidents (VP)	30%-35%	60%	40%
Associate Vice Presidents (AVP)	28%	60%	40%
Sr Directors / Directors	25%	60%	40%
Associate Directors / Expert, Principal Individual Contributors	20%	55%	45%
Sr Managers / Managers / Sr Technical Individual Contributors	15%	50%	50%
Supervisors	10%	40%	60%
Technical & Sr Individual Contributors	10%	30%	70%
All Other Individual Contributors	5%	30%	70%